Investor Contact: Mike Bufano
         (mike.bufano@panerabread.com)

Media Contact: Jonathan Yohannan
         (jonathan.yohannan@panerabread.com)

Panera Bread Company Reports Q3 2014 Diluted EPS of $1.46

HIGHLIGHTS
- Q3 2014 Company-owned comparable net bakery-cafe sales up 2.1%
- Q3 2014 Company-owned comparable net bakery-cafe transactions up 1.4%
- Q4 2014 (first 27 days) Company-owned comparable net bakery-cafe sales up 3.3%
- FY 2014 EPS target range adjusted to $6.60 to $6.70

St. Louis, MO, October 28, 2014 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $39 million, or $1.46 per diluted share, for fiscal Q3 2014. These results compare to net income of $43 million, or $1.48 per diluted share, for fiscal Q3 2013. The fiscal Q3 2014 results include favorable tax adjustments of $2.3 million, or $0.08 per diluted share, which were anticipated in the diluted EPS target for fiscal Q3 2014. The fiscal Q3 2013 results included the impact of favorable tax adjustments of $3.8 million, or $0.13 per diluted share. Excluding these tax adjustments in fiscal Q3 2014 and fiscal Q3 2013, diluted EPS for fiscal Q3 2014 was up 2% versus fiscal Q3 2013 on a comparable basis.

For the thirty-nine weeks ended September 30, 2014, net income was $131 million, or $4.83 per diluted share. These results compare to net income of $142 million, or $4.86 per diluted share, for the thirty-nine weeks ended September 24, 2013.

The Company's fiscal Q3 2014 consolidated statements of comprehensive income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	September 30, 2014	September 24, 2013

Total revenue	$619,890	$572,480	8%
Net income	$39,214	$42,762	-8%
Diluted earnings per share	$1.46	$1.48	-1%
Shares used in diluted EPS	26,813	28,899

	For the 39 Weeks Ended		Percentage Change
	September 30, 2014	September 24, 2013

Total revenue	$1,856,698	$1,723,270	8%
Net income	$130,801	$141,921	-8%
Diluted earnings per share	$4.83	$4.86	-1%
Shares used in diluted EPS	27,108	29,173

Fiscal Q3 2014 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q3 2014, on a calendar basis, Company-owned comparable net bakery-cafe sales increased 2.1%, franchise-operated comparable net bakery-cafe sales increased 0.7%, and system-wide comparable net bakery-cafe sales increased 1.4% compared to the same period in fiscal 2013.

The Company-owned comparable net bakery-cafe sales increase of 2.1% on a calendar basis in fiscal Q3 2014 was comprised of year-over-year transaction growth of 1.4% and average check growth of 0.7%.

For the first 27 days of fiscal Q4 2014, Company-owned comparable net bakery-cafe sales growth on a calendar basis was approximately 3.3%.

The Company believes that the calendar basis comparison better reflects the performance of the business as it eliminates the impact of the extra week in fiscal 2013 and compares consistent calendar weeks. Note that on a fiscal basis, Company-owned comparable net bakery-cafe sales for fiscal Q3 2014 increased 2.4%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

In fiscal Q3 2014, the Company experienced a decline in operating margin of approximately 200 basis points compared to fiscal Q3 2013. This decline was primarily the result of the cost of initiatives to improve the Company's core operations and throughput, and investments in food and marketing innovation, as well as food cost inflation.

New Bakery-Cafe Development and AWS

During fiscal Q3 2014, the Company opened 13 new bakery-cafes and its franchisees opened 15 new bakery-cafes. As a result, there were 1,845 bakery-cafes open system-wide as of September 30, 2014.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of July 1, 2014	891	927	1,818
Bakery-cafes opened	13	15	28
Bakery-cafes closed	(1)	—	(1)
Bakery-cafes as of September 30, 2014	903	942	1,845

Average weekly sales (“AWS”) for Company-owned "Class of 2014" bakery-cafes through fiscal Q3 2014 was $45,184 compared to $45,205 in the same period of fiscal 2013. AWS for franchise-operated "Class of 2014" bakery-cafes through fiscal Q3 2014 was $50,622 compared to $48,432 in the same period of fiscal 2013.

A schedule of fiscal Q3 2014 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

Use of Capital

During fiscal Q3 2014, the Company repurchased 195,559 shares at an average price of $148.95 per share for an aggregate purchase amount of approximately $29 million. The fiscal Q3 2014 share repurchases had a nominal impact on the Company's fiscal Q3 2014 earnings per diluted share. The Company has approximately $559 million remaining under the current $600 million repurchase authorization as of fiscal Q3 2014.

Fiscal Q4 2014 Outlook

The Company is adjusting its target range for fiscal Q4 2014 diluted earnings per share to $1.77 to $1.87 as a result of higher than expected ingredient costs, primarily butter and dairy, and the costs of initiating the rollout of structural enhancements, including Panera 2.0, operational integrity, delivery hubs and technological capabilities.

The range for the Company's fiscal Q4 2014 Company-owned comparable net bakery-cafe sales growth is targeted at 3.0% to 3.5% on a calendar basis.

The Company anticipates its fiscal Q4 2014 operating margin will be down 125 to 175 basis points on a year-over-year basis.

Full Year Fiscal 2014 Outlook

Diluted EPS Target

The Company is adjusting its target range for fiscal 2014 earnings per diluted share to $6.60 to $6.70.

This full year fiscal 2014 diluted earnings per share target range is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is adjusting its targeted range for fiscal 2014 Company-owned comparable net bakery-cafe sales growth to 1.0% to 1.5% on a calendar basis.

Operating Margin

For fiscal 2014, the Company now expects operating margin will be down 200 to 225 basis points when compared to fiscal 2013.

New Bakery-Cafe Development and AWS

The Company continues to expect 115 to 125 system-wide new bakery-cafe openings in fiscal 2014 and is maintaining its average weekly net sales performance target for new Company-owned bakery-cafes of $41,000 to $43,000 for fiscal 2014.

Concluding Comment

Ron Shaich, Chairman and CEO, commented, “The fact that we had 1.4% transaction growth in Q3, the highest since Q1 2012, speaks to the progress we have made in bending the arc on transaction growth in our core cafe business. Our initiatives to improve our core operations and thus increase throughput, along with food innovation and marketing innovation, are clearly having an impact."

Shaich continued, "In Q4 we are also beginning the rollout of a number of structural enhancements that have been under development for the last year or more. These enhancements include Panera 2.0, operational integrity, delivery hubs, and technological capabilities. They are intended to upgrade our guest experience, improve throughput and accuracy, and allow us to take market share in the large order delivery business.  While we expect the rollout of these enhancements will have an adverse impact on our 2015 results, we believe they offer the potential to elevate Panera's competitive position and broaden our growth opportunities which will, in turn, lead to expanded medium- and long-term earnings growth."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, October 29, 2014 to discuss the fiscal Q3 2014 results, preliminary comparable net bakery-cafe sales results for the first 27 days of fiscal Q4 2014, earnings targets and business outlook for the fourth quarter and full year fiscal 2014, and the full year earnings target for fiscal 2015. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

As of September 30, 2014, there were 1,845 bakery-cafes in 45 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Café® names. We feature high quality, reasonably priced food in a warm, inviting and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by chicken raised without antibiotics, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans-fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor and free Internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 31, 2013 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 30, 2014	September 24, 2013
Revenues:
Bakery-cafe sales, net	$545,393	$505,428
Franchise royalties and fees	30,585	27,189
Fresh dough and other product sales to franchisees	43,912	39,863
Total revenues	619,890	572,480
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$165,443	$152,202
Labor	170,207	151,786
Occupancy	40,357	36,860
Other operating expenses	79,094	73,846
Total bakery-cafe expenses	455,101	414,694
Fresh dough and other product cost of sales to franchisees	39,100	35,886
Depreciation and amortization	31,187	26,329
General and administrative expenses	34,460	28,837
Pre-opening expenses	2,083	2,165
Total costs and expenses	561,931	507,911
Operating profit	57,959	64,569
Interest expense	462	75
Other (income) expense, net	(719)	324
Income before income taxes	58,216	64,170
Income taxes	19,002	21,408
Net income	$39,214	$42,762

Earnings per common share:
Basic	$1.47	$1.49
Diluted	$1.46	$1.48
Weighted average shares of common and common equivalent shares outstanding:
Basic	26,715	28,744
Diluted	26,813	28,899

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	$(570)	$206
Other comprehensive (loss) income	(570)	206
Comprehensive income	$38,644	$42,968

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 30, 2014	September 24, 2013
Revenues:
Bakery-cafe sales, net	$1,636,587	$1,523,985
Franchise royalties and fees	89,950	81,219
Fresh dough and other product sales to franchisees	130,161	118,066
Total revenues	1,856,698	1,723,270
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$492,524	$454,790
Labor	500,880	450,253
Occupancy	118,845	108,714
Other operating expenses	233,625	213,936
Total bakery-cafe expenses	1,345,874	1,227,693
Fresh dough and other product cost of sales to franchisees	113,842	103,083
Depreciation and amortization	90,681	75,961
General and administrative expenses	102,112	86,887
Pre-opening expenses	5,283	5,337
Total costs and expenses	1,657,792	1,498,961
Operating profit	198,906	224,309
Interest expense	1,386	555
Other (income) expense, net	(5,934)	(2,892)
Income before income taxes	203,454	226,646
Income taxes	72,653	84,725
Net income	$130,801	$141,921

Earnings per common share:
Basic	$4.85	$4.89
Diluted	$4.83	$4.86
Weighted average shares of common and common equivalent shares outstanding:
Basic	26,979	28,995
Diluted	27,108	29,173

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	$(514)	$(522)
Other comprehensive loss	(514)	(522)
Comprehensive income	$130,287	$141,399

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 30, 2014	September 24, 2013
Revenues:
Bakery-cafe sales, net	88.0%	88.3%
Franchise royalties and fees	4.9	4.7
Fresh dough and other product sales to franchisees	7.1	7.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.3%	30.1%
Labor	31.2	30.0
Occupancy	7.4	7.3
Other operating expenses	14.5	14.6
Total bakery-cafe expenses	83.4	82.0
Fresh dough and other product cost of sales to franchisees (2)	89.0	90.0
Depreciation and amortization	5.0	4.6
General and administrative expenses	5.6	5.0
Pre-opening expenses	0.3	0.4
Total costs and expenses	90.7	88.7
Operating profit	9.3	11.3
Interest expense	0.1	—
Other (income) expense, net	(0.1)	0.1
Income before income taxes	9.4	11.2
Income taxes	3.1	3.7
Net income	6.3%	7.5%

Other comprehensive (loss) income, net of tax	(0.1)	—
Comprehensive income	6.2%	7.5%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 30, 2014	September 24, 2013
Revenues:
Bakery-cafe sales, net	88.1%	88.4%
Franchise royalties and fees	4.8	4.7
Fresh dough and other product sales to franchisees	7.0	6.9
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.1%	29.8%
Labor	30.6	29.5
Occupancy	7.3	7.1
Other operating expenses	14.3	14.0
Total bakery-cafe expenses	82.2	80.6
Fresh dough and other product cost of sales to franchisees (2)	87.5	87.3
Depreciation and amortization	4.9	4.4
General and administrative expenses	5.5	5.0
Pre-opening expenses	0.3	0.3
Total costs and expenses	89.3	87.0
Operating profit	10.7	13.0
Interest expense	0.1	—
Other (income) expense, net	(0.3)	(0.2)
Income before income taxes	11.0	13.2
Income taxes	3.9	4.9
Net income	7.0%	8.2%

Other comprehensive income (loss), net of tax	—	—
Comprehensive income	7.0%	8.2%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide Average Weekly Sales ("AWS")
	2014[a]	2013	2012	2011	2010
AWS	$47,036	$47,403	$46,676	$44,313	$42,852

[a] Represents year-to-date system-wide AWS at the end of fiscal Q3 2014.

	2014 Company-Owned AWS By Year Opened					Year-Over-Year Change in Company-Owned AWS
	2014 Opens	2013 Opens [b]	2012 Opens & Prior	2013 Acquisitions [c]	Total	2013 Opens [d]	2012 Opens & Prior	AWS Total
Bakery-Cafes	39	63	800	1	903
Q1 14	$55,230	$40,919	$47,539	$55,601	$47,142	-33.9%	1.0%	0.0%
Q2 14	$45,499	$41,953	$48,885	$46,482	$48,313	-13.0%	0.3%	-0.8%
Q3 14	$42,245	$40,224	$47,639	$46,285	$46,936	-4.1%	2.6%	1.5%
2014 YTD	$45,184	$41,032	$48,021	$49,456	$47,463	-9.2%	1.3%	0.2%

[b] 2013 Company-owned AWS excludes acquisition data.

[c] Represents one Panera bakery-cafe in 2013.

[d] Change in Company-owned AWS in 2014 from 2013 compares 63 bakery-cafes in 2014 against 45 bakery-cafes at the end of fiscal Q3 2013.

	2014 Franchise-Operated AWS By Year Opened				Year-Over-Year Change in Franchise-Operated AWS
	2014 Opens	2013 Opens	2012 Opens & Prior	Total	2013 Opens [e]	2012 Opens & Prior	AWS Total
Bakery-Cafes	35	70	837	942
Q1 14	$58,891	$43,874	$46,881	$46,717	-14.9%	0.2%	-0.2%
Q2 14	$52,347	$43,581	$47,500	$47,290	-11.8%	-0.4%	-1.0%
Q3 14	$47,958	$41,832	$46,154	$45,881	-11.9%	1.0%	0.2%
2014 YTD	$50,622	$43,096	$46,845	$46,627	-11.0%	0.3%	-0.3%

[e] Change in Franchise-operated AWS in 2014 from 2013 compares 70 bakery-cafes in 2014 against 46 bakery-cafes at the end of fiscal Q3 2013.

	Traditional and Non-Traditional AWS [f]
	Company-Owned		Franchise-Operated		System-Wide
	2014 Opens	2013 Opens	2014 Opens	2013 Opens	2014 Opens	2013 Opens
Traditional Bakery-Cafes	35	40	34	42	69	82
Non-Traditional Bakery-Cafes	4	5	1	4	5	9
Traditional AWS	$47,082	$45,856	$50,315	$48,553	$48,632	$47,327
Non-Traditional AWS	$32,779	$40,766	$53,100	$43,289	$37,527	$41,885
Total	$45,184	$45,205	$50,622	$48,432	$47,661	$46,964

[f] Represents year-to-date bakery-cafe openings and AWS for fiscal 2014 and fiscal 2013. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

Schedule II (continued)

	Bakery-Cafe Openings (excluding acquisitions) [g]
	Company	Franchise	Total		Company	Franchise	Total
Q1 14	16	11	27	Q1 13	10	12	22
Q2 14	10	9	19	Q2 13	18	19	37
Q3 14	13	15	28	Q3 13	17	15	32
Q4 14				Q4 13	18	24	42
2014 YTD	39	35	74	2013 YTD	63	70	133

[g] Bakery-cafe openings in fiscal Q1 2014 exclude the opening of one Company-owned catering hub. Bakery-cafe openings in fiscal Q2 2014 exclude the opening of one Company-owned and one franchise-operated catering hub. Bakery-cafe openings in fiscal Q3 2014 exclude the opening of four Company-owned catering hubs. As of fiscal Q3 2014, there were 12 Company-owned and one franchise-operated catering hubs operating.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information on a calendar basis comparing fiscal Q3 2014 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended
	July 29, 2014	September 2, 2014	September 30, 2014	September 30, 2014	September 30, 2014
Company-owned	2.3%	1.4%	2.6%	2.1%	0.7%
Franchise-operated	1.1%	0.1%	1.1%	0.7%	0.2%
System-wide	1.7%	0.8%	1.9%	1.4%	0.5%